Exhibit 99.1

Fotoball USA First Quarter 2003 Results Show Strong Gains in Retail Sales
Retails Sales Increase 55%, Promotional Sales Decline 78%

      San Diego, Calif., April 22, 2003 - Fotoball USA, Inc. (Nasdaq: FUSA) today reported financial results for the first quarter of 2003, including nets sales of $8.9 million and a loss per diluted common share of ($0.03) versus 2002 net sales of $10.7 million and net income of $0.05 per diluted common share. The net loss for the current quarter was ($103,000), as compared to $180,000 net income reported for the first quarter of 2002.

       "As we previously indicated, the lack of a similar sized promotion to the Post Cereal promotion which represented $3.8 million in 2002 Q1 revenue, has resulted in a slower than anticipated start to our fiscal 2003 performance. Despite the volatility of our existing promotional revenue, the company's core retail consumer products business continues to show tremendous top line growth and margin improvement. While we are disappointed with our current 2003 outlook, we are committed to creating a solid foundation of promotional revenue reducing the lack of predictability in our current business model," said Michael Favish, chairman and chief executive officer.

       In November 2002 the company began pursuing the acquisition of the assets of a global sporting goods company. The company was unsuccessful in acquiring the assets of the business. As a result of its acquisition efforts, the company incurred various expenses including legal fees and investment banking fees totaling $162,000. Under generally accepted accounting principles had the acquisition been successful, these costs would have been capitalized as part of the acquisition costs. Since the company has determined that it will be unable to conclude the acquisition, it is required to expense these costs currently. As these costs are unusual for the company and not a part of its recurring business, the company believes it is of value to investors to view its first quarter 2003 loss both with and without the acquisition costs. The net loss and loss per diluted common share excluding the acquisition costs for the first quarter 2003 are as follows:

Net loss as reported	($103,000)
Add acquisition costs, net of tax benefit of $65,000	97,000
Net loss excluding acquisition costs	($6,000)
Loss per diluted common share excluding acquisition costs	($0.00)

      "As part of our continuing strategy to expand the business through a combination of organic growth and product line acquisitions, the company was involved in the pursuit of a significant transaction over the past few months. While the costs incurred negatively impacted our current quarterly performance, we believe the direction and outcome of our efforts significantly increased the company's ability to successfully execute transactions of this nature in the future. Given the size and the synergies of the acquisition, it would have been a giant step forward in increasing the value of our company and the return to our current shareholders. We remain committed to growing our existing business, but we will continue to consider future acquisitions that will be accretive in nature and easily integrated into the existing infrastructure of Fotoball," stated Scott Dickey, president and chief operating officer.

      Financial Review (See table below for financial statements)

       The decrease in first quarter 2003 sales compared to first quarter 2002 sales was attributable to a 78% decrease in promotion sales and a 2% decrease in entertainment sales, offset by a 55% increase in retail sales and a 44% increase in team sales. Without the impact of the Post revenue, promotional sales for the first quarter increased 20% versus year prior. Entertainment sales were significantly impacted by the loss of Disney Store revenue which represented over $0.8 million in sales in the first quarter 2002. Retail and team sales increases were attributable to strong Fiesta Bowl and Super Bowl sales efforts as well as the advent of new product categories being sold into the existing customer base. The new products consisted of Super Bowl collector pins, souvenir batting helmets and mini-bobblehead dolls available in all four professional sports leagues. For the first quarter of 2003, retail sales represented 45% of total company sales, entertainment sales were 26% of sales, team sales were 18% of sales and promotion sales were 11% of sales.

      The decrease in net income for the first quarter of 2003 was due to a decrease in sales (offset by an increase in gross margin of 4.3 percentage points from the first quarter of 2002), an increase in royalty expenses as a percentage of sales, up 1.7 percentage points from the first quarter of 2002 and the acquisition costs noted above. The increase in royalty expense as a percentage of sales was due to a higher percentage of licensed merchandise sales in 2003 versus 2002 as well as the mix of entertainment license sales carrying higher royalty rates. Sales of Major League Baseball licensed merchandise decreased from the first quarter of 2002 to the first quarter of 2003 as a result of lower promotional sales. Sales of National Football League licensed merchandise increased from the first quarter of 2002 to the first quarter of 2003 as a result of increased Super Bowl sales. Sales of college licensed merchandise increased from the first quarter of 2002 to the first quarter of 2003 as a result of increased football national championship sales. Sales of the Spider-Man licensed merchandise continued to offset decreases in sales of other entertainment property licensed merchandise. Marketing expenses as a percentage of sales increased 1.5 percentage points from the first quarter of 2002 to the first quarter of 2003 due to lower sales in 2003. Marketing expenses decreased by $92,000 from the first quarter of 2002 to the first quarter of 2003 due to lower commission expenses offset in part by higher trade show and salary related expenses. General and administrative expenses as a percentage of sales increased 5.6 percentage points from the first quarter of 2002 to the first quarter of 2003. The increase in general and administrative expenses was due to an increase in salary related and facility expenses and the acquisition costs noted above.

       Working capital decreased $0.2 million from December 31, 2002 to March 31, 2003. Cash decreased $2.1 million from December 31, 2002 to March 31, 2003 as $1.8 million of cash was used in operating activities, $0.2 million of cash was used in investing activities and $0.1 million of cash was used in financing activities. Quarterly gross DSO increased from 40 days for the first quarter of 2002 to 56 days for the first quarter of 2003. The increase in DSO was due to the unusually low DSO in the first quarter 2002 resulting from the Post Cereal promotion. Quarterly gross inventory turns decreased from 6.9 for the first quarter 2002 to 6.2 for the first quarter 2003. Bank debt was reduced to $0.5 million at March 31, 2003 from $0.7 million at December 31, 2002. Comerica Bank has agreed to retroactively amend the Company's $100,000 rolling six months of net income covenant to $100,000 net income on a rolling twelve month basis.

       Conference Call Instructions

       Fotoball will hold its quarterly conference call today, April 22, 2003 at 1:45 P.M. PDT. You can access the conference call by calling 800-915-4836 or you can listen to the Internet broadcast by visiting our web site at http://www.fotoball.com/invest.html. You can listen to a rebroadcast of the call beginning at 3:00 P.M. PDT today through 9:00 P.M. PDT Thursday, April 24, 2003 by calling 800-428-6051 or 973-709-2089 and entering the pass code I.D. number 289264.

      Fotoball is a premier sports and entertainment marketer and manufacturer. Fotoball's products and services are sold into distinct markets by four separate sales groups: Fotoball Sports, which services national and regional retailers; Fotoball Entertainment Marketing, which services entertainment destinations such as theme parks, resorts and casinos; Fotoball Sports Team, which supports the retail needs of professional franchises across the nation; and Marketing Headquarters, our promotional group developing custom programs for Fortune 500 companies. Fotoball currently holds licenses with Major League Baseball, the National Football League, the National Hockey League, hundreds of NCAA colleges, Warner Bros. "Scooby Doo", Marvel's "Spider-Man", "Incredible Hulk" and "X-Men", Nickelodeon's "Blue's Clues" and Mattel's "Barbie."

       Statements in this press release which are not historical, including Fotoball's or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements. Such statements include statements regarding expectations for full year performance in 2003, promotional sales expectations and potential future acquisitions. All forward-looking statements made by the Company, including such statements herein, involve material risks and uncertainties and are subject to change based on factors beyond the control of the Company. Accordingly, the Company's actual results may differ from those expressed or implied in any such forward-looking statements as a result of various factors and risks including the risk factors listed from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2002.

      For further information, please visit the company's web site at: http://www.fotoball.com.

      The following table sets forth a statement of income and condensed balance sheet data and should be read in conjunction with this statement.

(Table to follow)

####

FOTOBALL USA, INC.
FINANCIAL STATEMENTS

STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,
	2003	2002
Net sales	$ 8,880,629	$ 10,704,270
Cost of sales	5,293,480	6,838,914
Gross profit	3,587,149	3,865,356
Operating expenses
Royalties	825,979	811,753
Marketing	1,214,418	1,306,507
General and administrative	1,597,708	1,326,365
Depreciation and amortization	125,362	130,417
Total operating expense	3,763,467	3,575,042
Income (loss) from operations	(176,318)	290,314
Other income (expense)
Interest expense	(3,060)	(14,918)
Interest income	7,814	23,778
Total other income (expense)	4,754	8,860
Income (loss) before income tax	(171,564)	299,174
Income tax expense (benefit)	(68,626)	119,670
Net income (loss)	$ (102,938)	$ 179,504
Weighted average number of common shares outstanding:
Basic	3,641,168	3,581,677
Diluted	3,641,168	3,863,073
Net income (loss) per common share:
Basic	$ (0.03)	$ 0.05
Diluted	$ (0.03)	$ 0.05

FOTOBALL USA, INC.
BALANCE SHEETS

	March 31, 2003 (unaudited)	December 31, 2002

ASSETS
Current assets
Cash and equivalents	$ 3,091,992	$ 5,189,250
Accounts receivable, net	4,911,351	3,684,133
Income tax and other receivables	224,309	125,489
Inventories	4,087,796	3,946,922
Prepaid expenses and other	362,840	317,841
Deferred income taxes	908,560	908,560
Total current assets	13,586,848	14,172,195
Property and equipment, net	2,246,000	2,203,169
Deposits and other assets	79,498	79,498
	$ 15,912,346	$ 16,454,862

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 2,874,468	$ 3,137,987
Customer deposits	156,315	163,102
Income taxes payable	--	99,200
Current portion of capital leases	92,815	73,796
Total current liabilities	3,123,598	3,474,085
Long-term liabilities
Line of credit	526,898	669,397
Capital leases, net of current portion	98,298	135,075
Deferred rent	306,137	293,969
Deferred income taxes	53,000	53,000
Long-term reserve for discontinued operations	--	1,480
Total long-term liabilities	984,333	1,152,921
Total liabilities	4,107,931	4,627,006
Stockholders' equity
Preferred stock, $.01 par value; Series A, authorized - 1,000,000 shares, 0 shares issued and outstanding at March 31, 2003 and December 31, 2002, respectively	--	--
Common stock, $.01 par value; authorized - 15,000,000 shares; Issued and outstanding - 3,651,501 shares at March 31, 2003 and 3,609,834 shares at December 31 2002	36,515	36,098
Additional paid-in capital	11,833,448	11,754,368
Retained earnings (accumulated deficit)	(64,548)	37,390
Total stockholders' equity	11,804,415	11,827,856
	$ 15,912,346	$ 16,454,862

FOTOBALL USA, INC.

STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended March 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$ (102,938)	$ 179,504
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of property and equipment	166,615	138,115
Provision for accounts receivable reserves	42,132	25,066
Changes in operating assets and liabilities:
Accounts receivable	(1,269,350)	(468,465)
Income tax and other receivables	(98,820)	--
Inventories	(140,874)	101,165
Prepaid expenses and other	(44,999)	(502,902)
Accounts payable and accrued expenses	(263,519)	1,268,917
Customer deposits	(6,787)	(1,421,029)
Income taxes payable	(99,200)	119,670
Deferred rent	12,168	10,964
Long-term reserve for discontinued operations	(1,480)	(8,352)
Net cash used in operating activities	(1,807,052)	(557,347)
Cash flows from investing activities:
Purchase of property and equipment	(209,446)	(146,525)
Net cash used in investing activities	(209,446)	(146,525)
Cash flows from financing activities:
Net borrowings from line of credit	(142,599)	--
Proceeds from long-term debt	--	410,006
Payments on capital leases	(17,758)	(28,160)
Payments on long-term debt	--	(595,883)
Proceeds from exercise of stock options	79,497	6,752
Net cash used in financing activities	(80,760)	(207,285)
Net decrease in cash and equivalents	(2,097,258)	(911,157)
Cash and equivalents, beginning of year	5,189,250	5,779,203
Cash and equivalents, end of period	$ 3,091,992	$ 4,868,046
Supplemental disclosure of cash flow information:
Interest paid	$ 12,447	$ 33,676
Incomes taxes paid	99,200	--